Exhibit 99.8

Zoetis Inc.

February 3, 2015

Pershing Square Capital Management, L.P.

888 Seventh Avenue, 42nd Floor

New York, New York 10019

Attention: William A. Ackman

Sachem Head Capital Management LP

399 Park Avenue, 32nd Floor

New York, New York 10022

Attention: Scott D. Ferguson

Dear Bill and Scott:

We appreciate your continuing dialogue with us. The Board of Directors of Zoetis Inc. (the “Company”) has unanimously determined that the Company enter into this Letter Agreement and understands that the Pershing Square Group and, with respect to the obligations set forth in Section 11(and the other Sections referred to in Section 11) below, the Sachem Head Group have determined to enter into this Letter Agreement as well. Certain capitalized terms used herein are defined in Section 9 below. In consideration of and in reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Pershing Square Group and, with respect to the obligations set forth in Section 11 below (and the other Sections referred to therein), the Sachem Head Group hereby agree and confirm as follows:

1.	Board and Other Matters.

(a)	As of the date of this Letter Agreement, the Board of Directors has taken the following actions:

(i)	The Board of Directors has duly adopted a resolution, effective as of the date hereof, to increase the size of the Board of Directors from nine Directors to ten Directors.

(ii)	The Board of Directors has duly appointed William Doyle as a Director with a term expiring, subject to Section 1(h) below, at the 2016 Annual Meeting to fill the newly-created directorship.

(iii)	The Board of Directors has duly appointed William Doyle to serve as a member of the Corporate Governance Committee of the Board of Directors and William Doyle will continue to serve as a member of that committee during his term (or any new term pursuant to Section 1(i) below) so long as he meets the applicable NYSE independence requirements for service on such board committee.

(b)	The Company and Pershing Square agree that the Corporate Governance Committee of the Board of Directors will jointly conduct with Pershing Square a search process to identify as promptly as reasonably practicable an additional director mutually agreeable to the Company and Pershing Square who shall be independent of both the Company and Pershing Square (the “Additional Independent Director”) to join the Board of Directors. When such person is identified and agrees to serve, the Board of Directors will promptly increase the size of the Board of Directors to create an additional vacancy and appoint such Additional Independent Director to serve as a Director and as a member of the Compensation Committee of the Board of Directors. The Company will also include such Additional Independent Director on the slate of nominees recommended by the Board of Directors for a full term in the Company’s proxy statement and on its proxy card relating to the first annual meeting of stockholders following his or her appointment to the Board of Directors, subject to that individual providing to the Company all information regarding that individual required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and as required of any nominee by the Company’s bylaws (the “Bylaws”).

(c)	At all times prior to the earlier of the end of the Standstill Period and William Doyle ceasing to be a member of the Board, the size of the Board of Directors will be not more than twelve Directors.

(d)	The Board of Directors will not utilize committees of the Board of Directors for the purpose of discriminating against the Additional Independent Director or William Doyle in order to limit their participation in substantive deliberations of the Board of Directors, except that the Board of Directors may utilize committees in order to limit the participation of any Director to the extent a majority of the independent Directors (for this purpose not counting the Director who may have a material conflict of interest in the numerator or denominator) reasonably determine in good faith (based on advice from outside counsel) that doing so is advisable due to a material conflict of interest.

(e)	If William Doyle ceases to be a member of the Board of Directors before his term (or any new term pursuant to Section 1(i) below) has expired due to his death or incapacity or as a result of his being asked by Pershing Square to resign from the Board of Directors on account of William Doyle ceasing to be employed or otherwise engaged by the Pershing Square Group (but in no event, for clarification, following any of the events specified in Section 1(h) below), the Pershing Square Group will be entitled to designate another individual who (i) is reasonably acceptable to the Corporate Governance Committee of the Board of Directors, (ii) has no disqualifying attributes relating to his or her reputation, integrity and competence, (iii) meets all director independence and other standards of the New York Stock Exchange, the Exchange Act, and the SEC to serve as a Director of the Company and (iv) signs and delivers to the Company the same irrevocable resignation letter described in Section 1(h) below (with the only changes being the substitution of the name of the Director, any address and the date of the delivery of the letter), in which case the Board of Directors will appoint such individual as a Director (and as a member of the Corporate Governance Committee of the Board of Directors) to serve for the term of the replaced Director; provided that, for the purpose of clause (i) above and without in any way limiting clause (i) above, unless William Doyle has died or became incapacitated, a candidate shall not be deemed reasonably acceptable unless he or she has significant operating experience by managing a significant operating unit of, or being employed as a CEO or near CEO-level (including COO and CFO) executive with, a large, successful and global public company or the Corporate Governance Committee of the Board of Directors otherwise finds him or her acceptable in its discretion.

(f)	If the Additional Independent Director ceases to be a member of the Board of Directors before his term (as may be extended pursuant to Section 1(b) above) has expired, the Corporate Governance Committee of the Board of Directors and Pershing Square will jointly conduct a search process to identify as promptly as reasonably practicable a replacement who is mutually agreeable to the Company and Pershing Square and who meets the standard described in Section 1(b) above, and promptly after identification, the Board of Directors will appoint such individual to serve as a Director (and as a member of the Compensation Committee of the Board of Directors) for the term of the replaced Director. If a Director is replaced as contemplated by the preceding sentence or Section 1(e) above, all references to that Director (including references by name to William Doyle) in this Letter Agreement will thereafter be deemed references to the applicable replacement Director.

(g)	The policies and procedures applicable to other Directors will be applicable to the Additional Independent Director and William Doyle as well.

(h)	Concurrently with the execution of this Letter Agreement, William Doyle has signed and delivered to the Company a letter (in the form attached hereto as Exhibit A) irrevocably resigning as a Director, with such resignation effective as of the day any of the following first occurs: (i) the Pershing Square Group’s “net long” position in shares of Common Stock is reduced to less than 20,911,573 (adjusted in an appropriate manner for stock splits, stock dividends and similar events); or (ii) a court of competent jurisdiction makes a determination on the merits that the Pershing Square Group or William Doyle has materially breached this Letter Agreement or the Confidentiality Agreement. If, following the resignation of William Doyle as a result of a court determination as provided in clause (h)(ii) above, such decision is reversed or vacated on appeal due to a finding on the merits that the Pershing Square Group and William Doyle did not breach this Letter Agreement or the Confidentiality Agreement, then the Board of Directors shall promptly (and, in any event, within two business days) re-instate William Doyle as a Director to the same term as William Doyle was subject to immediately prior to such resignation and as a member of the Corporate Governance Committee of the Board of Directors; provided that if such decision is thereafter reversed on a further appeal, then William Doyle shall resign as a Director. A “net long” position shall mean such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “net long position” shall not include any shares as to which such person does not have the right to vote or direct the vote and shall be appropriately reduced to the extent such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

(i)	At any time prior to the last day of the original Standstill Period, Pershing Square may deliver an irrevocable written notice to the Company electing to have the Relevant Annual Meeting (used in measuring the Standstill Period) be the 2017 Annual Meeting rather than the 2016 Annual Meeting. If the Company receives such notice from Pershing Square, upon his resignation as a Director with a term expiring at the 2016 Annual Meeting, the Board of Directors will appoint William Doyle as a Director with a term expiring at the 2017 Annual Meeting and as a member of the Corporate Governance Committee of the Board of Directors.

(j)	If the Company commences a claim in a court of competent jurisdiction alleging that the Pershing Square Group or William Doyle materially breached this Letter Agreement or the Confidentiality Agreement (a “Claim”) (the period from the commencement of such Claim until determination by such court on the merits of such Claim, the “Interim Period”), notwithstanding any provision herein to the contrary (including Section 1(d) above), the Company and/or the Board of Directors shall be permitted, following a good faith determination of the Board of Directors (after taking into account the advice of outside counsel) to such effect, to treat William Doyle in a good faith manner different than otherwise contemplated herein (including by limiting his deliberations with the rest of the Board of Directors, restricting the flow of information to William Doyle, through formation of committees or otherwise, and/or restricting the flow of information learned by William Doyle in his capacity as Director to the Pershing Square Group) or to take any other good faith actions that the Board of Directors deems appropriate in the circumstances; provided, however, that (i) the Company shall have provided five business days’ written notice to William Doyle prior to commencing such Claim and included the material allegations (and a summary of the relevant evidence) underlying such Claim in such notice, (ii) during such five business day period, the independent Directors of the Board of Directors convened a meeting of the Board of Directors in which William Doyle was given an opportunity (with the assistance of counsel) to rebut the allegations underlying such Claim and (iii) at or following such meeting, the majority of the independent Directors (for this purpose not counting William Doyle in the numerator or denominator) determined, based on the advice of outside counsel, to proceed with such Claim based on a good faith belief that a material breach has occurred and is continuing or is irreparable.

2.	Certain Pershing Square Group Actions. During the Standstill Period, at any meeting of the stockholders of the Company (or in connection with any action by written consent) in which (or through which) action will be taken with respect to the election or removal of directors, the Pershing Square Group will cause the shares of Common Stock over which they have the right to vote or direct the voting to be present for quorum purposes and voted (or consent to be given (if applicable)) (i) in favor of all nominees for Director recommended by the Board of Directors, (ii) against any nominees for Director not recommended by the Board of Directors, and (iii) against any proposals to remove any Director. In addition, during the Standstill Period, the Pershing Square Group will not, and will cause William A. Ackman, its and his controlled Affiliates and its and their respective directors, officers and employees not to, and will direct its consultants, agents, representatives, attorneys and advisors (to the extent directly or indirectly acting on its behalf) not to, directly or indirectly, in any manner:

(a)	purchase or cause to be purchased or otherwise acquire or agree to acquire Beneficial Ownership of any Common Stock such that, giving effect to such purchase or acquisition, such person’s individual or collective Beneficial Ownership would exceed 12.5% of the outstanding Common Stock;

(b)	solicit proxies in any proxy solicitation (or consents or other authority if applicable) of stockholders of the Company (including any solicitation asking stockholders to withhold votes on a matter or vote on a matter) other than consistent with the Board of Directors’ recommendation, or conduct any other type of referendum (binding or non-binding) of stockholders of the Company other than at the Board of Directors’ direction, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies, consents or other authority or any such referendum other than at the Board of Directors’ direction, or encourage, assist, advise or influence any other person or assist any third party in so encouraging, assisting, advising or influencing any person with respect to the giving or withholding of any proxy, consent or other authority in any such solicitation of proxies, consents or other authority or any such referendum other than consistent with the Board of Directors’ recommendation in connection with such matter, or publicly disclose how it intends to vote or act on any such matter; provided, however, that Pershing Square may publicly disclose how it intends to vote in any such proxy solicitation or referendum if and to the extent required by applicable subpoena, legal process, other legal requirement or the rules of any securities exchange to which it is subject (except for such requirement that arises as a result of the actions of the Pershing Square Group otherwise in violation of this Section 2);

(c)	make any proposal (binding or not binding) not supported by the Board of Directors at any Company stockholder meeting, including any such proposal to elect or remove Directors;

(d)	institute any litigation against the Company, its Directors or its officers, make any “books and records” demands against the Company or make application or demand to a court or other person for an inspection, investigation or examination of the Company or its subsidiaries or Affiliates (whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise) other than (in the case of non-“books and records” litigation) as may be necessary to enforce the terms of this Letter Agreement;

(e)	(i) enter into or maintain any economic, compensatory, pecuniary or other arrangements with William Doyle that depend, directly or indirectly, on the performance of the Company or its stock price; provided, however, that compensation arrangements based on the overall value of the funds the Pershing Square Group manages will not be considered to be arrangements covered by this Section 2(e) unless the value of such funds depends primarily on the performance of the Company or its stock price, or (ii) enter into or maintain any economic, compensatory, pecuniary or other arrangements with any Directors (other than William Doyle) or any nominees for Directors;

(f)	make, encourage, facilitate or disclose support of (except, solely with respect to disclosure, to the extent required by applicable subpoena, legal process, other legal requirement or the rules of any securities exchange to which it is subject, unless such requirement arises as a result of the actions of the Pershing Square Group otherwise in violation of this Section 2), effect or seek to effect, assist or participate in any takeover proposal for the Company or its subsidiaries or other extraordinary transaction involving the Company or its subsidiaries (including a tender offer, merger, acquisition, sale or purchase of assets or securities, reorganization, restructuring, recapitalization or other similar transaction) (it being understood for avoidance of doubt that William Doyle may privately participate as a Director in discussions of the Board of Directors regarding such matters); enter into any arrangements or understandings with any potential or actual bidder (or financing source thereof) for the Company or its subsidiaries; make any public proposals for changes in the Company’s strategies, extraordinary or other transactions (including the ones listed above), Board of Directors or management items, or other matters relating to the Company’s business; or act, alone or with others, to seek to control the management, Board of Directors, policies or strategies of the Company (other than through William Doyle’s private participation as a Director); provided, however, neither this Section 2(f) nor Section 2(i) below will prevent the Pershing Square Group from participating as a bidder or financing source in a sale process being conducted by the Board of Directors or, at the specific written request of the Board of Directors, to encourage others to participate in such process (in each case, without disclosing any information regarding such process or its participation in such process, except as approved in advance by the Board of Directors); provided, further, however, that to the extent the Pershing Square Group participates or, if allowed, encourages others to participate in such sale process, notwithstanding any other provision herein to the contrary (including Section 1(d) above), the Board of Directors shall be permitted to create appropriate conflict-related barriers for William Doyle’s participation in deliberations and approval of the Board of Directors or any committee thereof with respect to such process and William Doyle shall, where appropriate, recuse himself from such deliberations and approvals;

(g)	seek or request an amendment, waiver or release of any of the provisions of this Section 2 (including this Section 2(g)); provided, however, Pershing Square may make a private and confidential request (that is not by itself (or together with any other actions by the Pershing Square Group or William Doyle) reasonably expected to become public or require public disclosure) to the Board of Directors for the Company to waive any restrictions contained in this Section 2;

(h)	grant any proxy, consent or other authority to vote any shares of Common Stock with respect to any matters (other than to the Company’s named proxies using the Company’s proxy card), deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to a voting agreement or other arrangement of similar effect (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(i)	form any “groups” with respect to the Company or any subsidiaries or Affiliates thereof, including with respect to any of the foregoing, or work with or encourage any third parties to do any of the foregoing; or

(j)	other than in sale transactions on the NYSE or through a broker or dealer where the identity of the purchaser is not known, sell or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, Common Stock or any derivatives relating to Common Stock to any third party that either (i) has filed a Schedule 13D with respect to the Company or (ii) has run (or publicly announced an intention to run) a proxy contest with respect to another company in the past three years (but, in the case of this clause (ii), only if the Pershing Square Group knows, after reasonable inquiry, that the third party has, or will as a result of the transaction have, Beneficial Ownership of more than 5% of the Common Stock).

The Pershing Square Group agrees to be responsible for any action or omission by any of the following that would constitute a breach of this Letter Agreement or the Confidentiality Agreement if directly or indirectly taken or omitted by the Pershing Group: (i) William A. Ackman, William Doyle, any Affiliates controlled by either of them or by the Pershing Square Group, or its and their respective directors, officers and employees and (ii) any of the Pershing Square Group’s consultants, agents, representatives, attorneys and advisors, to the extent such persons are directly or indirectly acting on its behalf; it being further understood for clarification that the restrictions set forth herein or in the Confidentiality Agreement on the Pershing Square Group shall be deemed to have been violated if the Pershing Square Group fails to prevent any of the foregoing persons from taking or omitting to take actions in a manner that would violate those restrictions if directly or indirectly taken or omitted by the Pershing Square Group.

3.	Confidentiality and Blackout Periods. The Company acknowledges and agrees that William Doyle is permitted to and may provide confidential information (other than information whose provision would reasonably be expected to pose a material conflict of interest) he learns in his capacity as a Director to Specified Pershing Square Personnel (as defined in the Confidentiality Agreement) subject to and solely in accordance with the terms of the Confidentiality Agreement. Nothing in this Agreement shall modify, expand or limit the obligations of the Parties under the Confidentiality Agreement; provided, however, the Parties acknowledge and agree that during any Interim Period, William Doyle shall be prohibited from sharing any confidential information he learns in his capacity as a Director with the Pershing Square Group or William A. Ackman or its or his controlled Affiliates or its or their respective directors, officers and employees. Except as the Parties may otherwise agree, for so long as William Doyle remains a Director, the Pershing Square Group will not trade in Company securities (including Common Stock) during trading blackout periods generally applicable to Directors under the blackout calendar as currently in effect (as it may reasonably be modified from time to time on a good faith basis).

4.	Non-Disparagement. During the Standstill Period, each Party agrees that it will not, and will cause its controlled Affiliates, Affiliates under common control, directors, officers and employees not to, and will direct its consultants, agents, representatives, attorneys and advisors (to the extent directly or indirectly acting on its behalf) not to, directly or indirectly, in any manner, alone or in concert with others, make, or cause to be made, any statement, filing or announcement that relates to and constitutes an ad hominem attack on, or disparages, (i) the Company, its officers, directors or employees or any person who has served as an officer, director or employee of the Company or (ii) the Pershing Square Group or any of their officers, directors or employees, in each of the cases in clauses (i) or (ii) of this Section 4, on or following the date hereof in any document or report filed with or furnished to the SEC or any other governmental agency, in any public communication, in any communication that would reasonably be expected to enter the public domain (including to any journalist or member of the media, whether as part of a television, radio, online, newspaper or magazine interview or otherwise), to any financial analyst (whether sell-side or buy-side), university or animal health industry group or institute, or to any stockholder, customer, supplier or business partner of the Company. The foregoing will not prevent (a) the making of any factual statement in the event that either Party or any of its representatives are required to make that statement by applicable subpoena, legal process, other legal requirement or the rules of any securities exchange to which it is subject or (b) a response by a Party to any statement made by the other Party which is in violation of this Section 4.

5.	Press Release and Public Communications. The Company will issue a press release in the form attached to this Letter Agreement as Exhibit B promptly following the execution and delivery of this Letter Agreement. Neither Party will make any public statements inconsistent with that press release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The Company acknowledges that the Pershing Square Group intends to file this Letter Agreement as an exhibit to its Schedule 13D pursuant to an amendment that the Company shall have the opportunity to review in advance. The Pershing Square Group will consider in good faith any changes requested by the Company to the foregoing filing.

6.	Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which will be considered to be an original but all of which will be considered to be the same agreement.

7.	Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are not an adequate remedy for such a breach. It is accordingly agreed that each Party will be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof. In the event that any action shall be brought in equity to enforce the provisions of this Letter Agreement, neither Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. The Parties hereby acknowledge that it is their intent to expedite the resolution of any dispute, controversy or claim hereunder and that neither Party will oppose any motion for any expedited discovery or expedited hearing in connection with any alleged breach of this Letter Agreement. This Section is not the exclusive remedy for any violation of this Letter Agreement.

8.	Applicable Law; Jurisdiction. Each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of the Court of Chancery (or, if such court declines to accept jurisdiction, any other federal or state courts of the State of Delaware) in the event any dispute arises out of this Letter Agreement or the transactions contemplated by this Letter Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Letter Agreement or the transactions contemplated by this Letter Agreement in any court other than the Court of Chancery (or, if such court declines to accept jurisdiction, any other federal or state courts of the State of Delaware), waives any argument that such courts are an inconvenient or improper forum and waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

9.	Certain Definitions. For purposes of this Letter Agreement:

(a)	“2015 Annual Meeting” means the Company’s annual meeting of stockholders in 2015 (including any adjournments or postponements thereof).

(b)	“2016 Annual Meeting” means the Company’s annual meeting of stockholders in 2016 (including any adjournments or postponements thereof).

(c)	“2017 Annual Meeting” means the Company’s annual meeting of stockholders in 2017 (including any adjournments or postponements thereof).

(d)	“Affiliate” means, with respect to any person, any other person that, directly or indirectly, controls, or is controlled by, or is under common control with, such person; provided, however, a person shall only be deemed to have control if that person actually exercises such control with respect to the relevant action or omission.

(e)	“Beneficial Ownership” by a person means ownership by such person of: (i) Common Stock, (ii) rights or options to own or acquire any Common Stock, whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise and (iii) any other economic exposure to Common Stock, including through any derivative transaction that gives such person or any of such person’s controlled Affiliates the economic equivalent of ownership of an amount of Common Stock due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Common Stock, or which provides such person or any of such person’s controlled Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Common Stock, in any case without regard to whether (x) such derivative conveys any voting rights in Common Stock to such person or any of such person’s affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of Common Stock, or (z) such person or any of such person’s Affiliates may have entered into other transactions that hedge the economic effect of such Beneficial Ownership of Common Stock. For purposes of this definition, no person shall have, or be deemed to have, “Beneficial Ownership” of any securities beneficially owned by any Director to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company.

(f)	“Board of Directors” means the Board of Directors of the Company.

(g)	“Common Stock” means Common Stock, par value $0.01 per share, of the Company, and shall be deemed to include any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or such other securities, whether or not subject to the passage of time or other contingencies.

(h)	“Confidentiality Agreement” means the confidentiality agreement, dated the date hereof, between the Company and the Pershing Square Group, the form of which is attached as Exhibit C hereto.

(i)	“Director” means a director of the Board of Directors.

(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)	“Letter Agreement” means this letter agreement.

(l)	“Party” means the Company, the Pershing Square Group or, if applicable, Sachem Head Group, and “Parties” mean the Company, the Pershing Square Group and, if applicable, Sachem Head Group, collectively.

(m)	“Pershing Square” means Pershing Square Capital Management, L.P.

(n)	“Pershing Square Group” means Pershing Square, PS Management GP, LLC and the entities listed following the signature of PS Management GP, LLC on the signature pages hereof, collectively and individually.

(o)	“Relevant Annual Meeting” means the 2016 Annual Meeting or, if Pershing Square so elects pursuant to Section 1(i) above, the 2017 Annual Meeting.

(p)	“Sachem Head Group” means SHCM and the entities listed following the signature of SHCM on the signature pages hereof, collectively and individually.

(q)	“SEC” means the Securities and Exchange Commission.

(r)	“SHCM” means Sachem Head Capital Management LP.

(s)	“Standstill Period” means the period from the date of this Letter Agreement until the later of (i) 45 days before the deadline under the Bylaws for submission of stockholder notices of director nominations or non-Rule 14a-8 proposals (whichever is earlier, if different) for the Relevant Annual Meeting or, if earlier, March 15th in the year of the Relevant Annual Meeting and (ii) the fifteenth day following the day that William Doyle is no longer a Director or, if earlier, one day after the 2017 Annual Meeting.

10.	Entire Agreement; Successors and Assigns; No Third Party Beneficiaries. This Letter Agreement, together with the Exhibits attached to this Letter Agreement and the Confidentiality Agreement, contain the entire understanding of the Parties with respect to the subject matter hereof. This Letter Agreement shall not be assignable by any of the Parties. This Letter Agreement, however, shall be binding on successors of the Parties. This Letter Agreement is solely for the benefit of the Parties and is not enforceable by any other persons. The agreements of the Pershing Square Group and of Sachem Head Group are each solely for the benefit of and enforceable by the Company.

11.	Sachem Head Obligations. Sachem Head Group and the Company hereby agree that the obligations of, restrictions on and rights of the Pershing Square Group contained in Sections 2(b) through and including 2(i) and Sections 4 through and including 10 shall apply mutatis mutandis to the Sachem Head Group, except that SHCM shall be permitted to (a) publicly disclose how it intends to vote in any proxy or consent solicitation or referendum referred to in Section 2(b), (b) publicly express its views on any takeover proposal or other transaction referred to in Section 2(f) and (c) grant proxies, consents or authorities of the sort referred to in Section 2(h), and those actions shall not be deemed to violate its obligations under this Section 11. In addition, the Pershing Square Group and Sachem Head Group have determined no longer to consult with each other with respect to their investments in the Company and accordingly, during the Standstill Period, the Pershing Square Group and William Doyle, on the one hand, and Sachem Head Group, on the other, agrees not to, and will cause William A. Ackman (in the case of the Pershing Square Group), Scott D. Ferguson (in the case of the Sachem Head Group), Affiliates controlled by either of the foregoing or a member of the Pershing Square Group or Sachem Head Group, as applicable, and its and their respective directors, officers and employees not to, and will direct its consultants, agents, representatives, attorneys and advisors (to the extent directly or indirectly acting on its behalf) not to, discuss any matter relating to the Company or its subsidiaries or their respective businesses, proceedings or deliberations, or matters relating to ownership or voting of the Common Stock, with any member of the other, with any Affiliates, directors, officers or employees of the other, or (to the extent directly or indirectly acting on the other’s behalf) with any consultants, agents, representatives, attorneys or advisors of the other; provided, however, that this sentence shall not prevent discussion solely necessary in order to calculate the amount due to SHCM under the letter agreement, dated October 1, 2014, among the Pershing Square Group and SHCM. The Sachem Group represents and warrants to the Company that (a) SHCM, as the authorized signatory of the funds on behalf of which it is signing on the signature pages hereof, has the power and authority to execute this Letter Agreement and thereby bind such funds, and (b) this Letter Agreement has been duly authorized, executed and delivered by the entities that comprise the Sachem Head Group, constitutes valid and binding obligations of such entities, and is enforceable against such entities in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Sachem Head Group agrees to be responsible for any action or omission by any of the following that would constitute a breach of this Letter Agreement if directly or indirectly taken or omitted by the Sachem Head Group: (i) Scott D. Ferguson and any of the Sachem Head Group’s or Scott D. Ferguson’s controlled Affiliates or its or their directors, officers and employees, and (ii) any of the Sachem Head Group’s consultants, agents, representatives, attorneys and advisors, to the extent such persons are acting directly or indirectly on its behalf; it being further understood for clarification that the restrictions set forth herein on the Sachem Head Group shall be deemed to have been violated if the Sachem Head Group fails to prevent any of the foregoing persons from taking or omitting to take actions in a manner that would violate those restrictions if directly or indirectly taken or omitted by the Sachem Head Group.

12.	Additional Representation and Warranties. The Pershing Square Group represents and warrants to the Company that (a) Pershing Square, as the authorized signatory of the entities on behalf of which it is signing on the signature pages hereof, has the power and authority to execute this Letter Agreement and thereby bind such entities, and (b) this Letter Agreement has been duly authorized, executed and delivered by the entities that comprise the Pershing Square Group, constitutes valid and binding obligations of such entities, and is enforceable against such entities in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

13.	Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:

Zoetis Inc.

100 Campus Drive

Florham Park, NJ 07932

Attention: General Counsel

Email: [•]

Facsimile: [•]

With a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Andrew R. Brownstein; Igor Kirman; Sabastian V. Niles

Email: [•]

Facsimile: [•]

If to Pershing Square:

Pershing Square Capital Management, L.P.

888 Seventh Avenue, 42nd Floor

New York, New York 10019

Attention: William A. Ackman; Steve Milankov

Email: [•]

Facsimile: [•]

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Alan Sinsheimer

Email: [•]

Facsimile: [•]

[Signature Page Follows]

If the terms of this Letter Agreement are in accordance with your understanding, please sign where indicated below, whereupon this Letter Agreement will constitute a binding agreement among us.

ZOETIS INC.

By:	/s/ Juan Ramón Alaix
Name: Juan Ramón Alaix
Title: Chief Executive Officer

[Signature Page to Letter Agreement]

Acknowledged and agreed to as of the date first written above:

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

By:	PS Management GP, LLC, its General Partner

	By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Managing Member

PS MANAGEMENT GP, LLC

	By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Managing Member

PERSHING SQUARE, L.P.
PERSHING SQUARE II, L.P.
PERSHING SQUARE INTERNATIONAL, LTD.
PERSHING SQUARE HOLDINGS, LTD.

By: Pershing Square Capital Management, L.P., their Investment Advisor

By:	PS Management GP, LLC, its General Partner

	By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Managing Member

[Signature Page to Letter Agreement]

Solely for Purposes of Section 11 (including the Sections referred to in Section 11):

SACHEM HEAD CAPITAL MANAGEMENT LP

By: Uncas GP, LLC, its General Partner

By:	/s/ Scott D. Ferguson
Name:	Scott D. Ferguson
Title:	Managing Member

UNCAS GP LLC

By:	/s/ Scott D. Ferguson
Name:	Scott D. Ferguson
Title:	Managing Member

SACHEM HEAD GP LLC

By:	/s/ Scott D. Ferguson
Name:	Scott D. Ferguson
Title:	Managing Member

SACHEM HEAD LP
SACHEM HEAD MASTER LP

By: Sachem Head Capital Management LP, their Investment Advisor

By: Uncas GP, LLC, its General Partner

By:	/s/ Scott D. Ferguson
Name:	Scott D. Ferguson
Title:	Managing Member

[Signature Page to Letter Agreement]

EXHIBIT A

IRREVOCABLE RESIGNATION

To: Zoetis Inc. Board of Directors

Re:	Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Letter Agreement, dated February 3, 2015, between Zoetis Inc. and the members of the Pershing Square Group and Sachem Head Group signatory thereto (the “Agreement”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Effective as of the day any of the events specified in Sections 1(h)(i) or 1(h)(ii) of the Agreement first occur, I hereby resign from my position as a director of the Company and from any and all committees of the Board of Directors on which I serve.

Sincerely,

/s/ William Doyle
William Doyle

EXHIBIT B

PRESS RELEASE

Media Contacts:	Investor Contact:
Bill Price	John O’Connor
1-973-443-2742 (o)	1-973-822-7088 (o)
william.price@zoetis.com	john.oconnor@zoetis.com

Elinore White
1-973-443-2835 (o) elinore.y.white@zoetis.com

Zoetis Appoints William F. Doyle to Board of Directors

FLORHAM PARK, N.J. – February 4, 2015 – Zoetis (NYSE: ZTS), the world’s leading animal health company, today announced that its Board of Directors has appointed William F. Doyle, a Member of Pershing Square Capital Management’s Investment Team, to the company’s Board of Directors, effective February 3. With the addition of Mr. Doyle, the Zoetis Board will expand to 10 directors. Zoetis and Pershing Square reached an agreement providing for Mr. Doyle’s election as well as the election in the future of an additional independent director mutually acceptable to Zoetis and Pershing Square.

“We welcome Bill to the Zoetis Board,” said Zoetis Chief Executive Officer Juan Ramón Alaix. “He brings significant expertise and relevant industry and operational experience to Zoetis and I am confident he will provide valuable insight and perspectives as we continue to enhance our position as the world leader in animal health.”

“As the industry leader in the animal health market, Zoetis is an exceptional company with a diverse product portfolio and great long-term value creation potential,” said William F. Doyle. “I look forward to working constructively with Juan Ramón, Zoetis management and the Board to deliver value for all shareholders over the long-term.”

Mr. Doyle has more than 20 years of experience in the healthcare industry. He is an Investment Team member at Pershing Square Capital Management, L.P. He is also the Co-Founder and Managing Partner at WFD Ventures LLC, which has provided equity financing and industry expertise to medical device, pharmaceutical and healthcare technology companies since 2003. From 1995 to 1999, he served as an executive at Johnson & Johnson. Previously, Mr. Doyle worked as a consultant with McKinsey & Company in its global healthcare practice.

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Mr. Doyle will serve on the Corporate Governance Committee.

Pursuant to the agreement with Zoetis, Pershing Square and Sachem Head have agreed to certain customary standstill provisions.

About Zoetis

Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. In 2013, the company generated annual revenue of $4.6 billion. With approximately 9,800 employees worldwide at the beginning of 2014, Zoetis has a local presence in approximately 70 countries, including 27 manufacturing facilities in 10 countries. Its products serve veterinarians, livestock producers and people who raise and care for farm and companion animals in 120 countries. For more information, visit www.zoetis.com.

# # #

DISCLOSURE NOTICES

Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, expectations regarding products, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

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EXHIBIT C

FORM OF CONFIDENTIALITY AGREEMENT

CONFIDENTIALITY AGREEMENT

February 3, 2015

To: Pershing Square Capital Management, L.P. (“Pershing Square”), PS Management GP, LLC and the entities listed following the signature of Pershing Square on the signature pages hereof (collectively and individually, the “Pershing Square Group” or “you”)

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment of the Pershing Square Designee to the Board of Directors (the “Board”) of Zoetis Inc. (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the other letter agreement (the “Letter Agreement”), dated February 3, 2015, among the Company and the Pershing Square Group. The “Pershing Square Designee” shall mean William Doyle or any replacement designated by the Pershing Square Group pursuant to Section 1(e) of the Letter Agreement. The Company understands and agrees (for your benefit and for the benefit of the Pershing Square Designee) that, subject to the terms of, and in accordance with, this letter agreement, the Pershing Square Designee may, if and to the extent he or she desires to do so, confidentially disclose information he or she obtains while serving as a member of the Board to you and the Specified Pershing Square Personnel (as hereinafter defined), and may confidentially discuss such information with such persons, subject to the terms and conditions of this letter agreement. As a result, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include strategic, business or financial planning information, financial results, financial projections, and forecasts, information about the deliberations of the Board of Directors or its committees as a whole or of individual members of the Board of Directors or its committees or members of the Company’s management, non-privileged advice received by such parties or individuals from the Company’s attorneys, accountants, consultants or other advisors, trade secrets or other business information the disclosure of which could harm the Company.

In consideration for, and as a condition of, the information being furnished to you and, subject to the restrictions in Section 2 hereof, other employees of the Pershing Square Group and its outside counsel (including William Doyle and any replacement designated by the Pershing Square Group pursuant to Section 1(e) of the Letter Agreement who is at the time of designation an employee of the Pershing Square Group, collectively, the “Specified Pershing Square Personnel”), you agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or affiliates that is furnished to you or the Specified Pershing Square Personnel (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by the Pershing Square Designee (in his or her capacity as a director of the Company) or by or on behalf of the Company or any Company Representatives (including without limitation information furnished by or on behalf of the Company or any Company Representative to the Pershing Square Designee who in turn furnishes it to you or the Specified Pershing Square Personnel), together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, but subject to Section 1 below, “Company Information”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

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1. The term “Company Information” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or the Specified Pershing Square Personnel or (ii) was within possession of the Pershing Square Designee, you or any of the Specified Pershing Square Personnel on a non-confidential basis prior to its being furnished to the Pershing Square Designee, you or any Specified Pershing Square Personnel by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors (other than a Pershing Square Designee), officers or employees (collectively, the “Company Representatives”); provided, that in the case of clause 1(ii) above, the person giving you or any of the Pershing Square Group Personnel such information was not believed by you or the Specified Pershing Square Personnel, after reasonable inquiry of such person, to be bound by an obligation of confidentiality to the Company or any of the Company Representatives with respect to such information at the time the information was disclosed to you or the Specified Pershing Square Personnel.

2. You and the Specified Pershing Square Personnel will, and you will cause the Specified Pershing Square Personnel to, (a) keep the Company Information strictly confidential, (b) not disclose any of the Company Information in any manner whatsoever without the prior written consent of the Company and (c) not use the Company Information for any purpose other than monitoring and managing your investment in the Company; provided, however, that you and the Specified Pershing Square Personnel may privately disclose any of such information to the Specified Pershing Square Personnel (i) who need to know such information for the sole purpose of advising you on your investment in the Company and (ii) who are informed by you of the confidential nature of such information and agree to abide for the benefit of the Company to the terms hereof; provided, further, that you will be responsible for any violation of this letter agreement by any former or current Specified Pershing Square Personnel (including William A. Ackman, William Doyle and any replacement designated by the Pershing Square Group pursuant to Section 1(e) of the Letter Agreement who is at the time of designation an employee of the Pershing Square Group) as if they were parties hereto. It is understood and agreed that no Pershing Square Designee shall disclose to you or the Specified Pershing Square Personnel any Legal Advice (as defined below) that may be included in the Company Information. “Legal Advice” as used herein shall be limited to the legal advice provided to the Company or its directors by the Company’s (internal or external) legal counsel and that is subject to an attorney client privilege, work product doctrine or other legal privilege or immunity that could reasonably likely be waived by disclosure to you or any of the Specified Pershing Square Personnel, and shall further be limited to such advice that the Company’s legal counsel has indicated is so privileged.

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3. In the event that you or any of the Specified Pershing Square Personnel are required by applicable subpoena, legal process or other legal requirement, or formally requested in an audit or examination by a regulator or self-regulatory organization with jurisdiction to regulate or oversee any aspect of your business (“Regulator”), to disclose any of the Company Information, you will, to the extent legally permissible, promptly notify the Company in writing in advance by facsimile and electronic mail so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at its cost and expense. Following notification by you to the Company (or before such notification if prior notification is not legally permissible), you may honor any such subpoena, legal process, other legal requirement or Regulator’s request that requires discovery, disclosure or production of the Company Information if and solely to the extent that (a) you produce or disclose only that portion of the Company Information which your legal counsel advises you in writing (which, for the avoidance of doubt, need not be in the form of a formal opinion) is legally required to be so produced or disclosed and you inform the recipient of such Company Information of the existence of this letter agreement and the confidential nature of such Company Information and you cooperate with the Company, at the Company’s cost and expense, if it decides to seek a protective order or other relief to prevent the disclosure of the Company Information or to obtain reliable assurance that confidential treatment will be afforded the Company Information; or (b) the Company consents in writing to having the Company Information produced or disclosed pursuant to such subpoena, legal process, other legal requirement or Regulator’s request. In no event will you or any of the Specified Pershing Square Personnel oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Company Information or to obtain reliable assurance that confidential treatment will be afforded the Company Information. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring you to disclose any Company Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the Common Stock of the Company or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.

4. You acknowledge that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Company Information, and (b) none of the Company or any of the Company Representatives shall have any liability to you or to any of the Specified Pershing Square Personnel relating to or resulting from the use of the Company Information or any errors therein or omissions therefrom. You and the Specified Pershing Square Personnel (or anyone acting on your or their behalf) shall not directly or indirectly initiate contact or communication with any executive or employee of the Company other than the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Group President, Head of Investor Relations, any Director and/or such other persons approved in writing by the foregoing or the Board concerning Company Information, or to seek any information in connection therewith from any such person other than the foregoing, without the prior consent of the Company; provided, however, the restriction in this sentence shall not apply to the Pershing Square Designee acting solely in his capacity as a director in accordance with the Letter Agreement and the Company’s governance and other guidelines.

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5. All Company Information shall remain the property of the Company. Neither you nor any of the Specified Pershing Square Personnel shall by virtue of any disclosure of and/or your use of any Company Information acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company. At any time after the date on which no Pershing Square Designee is a director of the Company, upon the request of the Company for any reason, you will promptly return to the Company or destroy, at your option, all hard copies of the Company Information and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Company Information in your or any of the Specified Pershing Square Personnel’s possession or control (and, upon the request of the Company, shall promptly certify to the Company that such Company Information has been erased or deleted, as the case may be); provided, however, that (a) your legal department and/or outside counsel may keep one copy of any Company Information (in electronic or paper form) solely for purposes of complying with applicable law or regulation and, in the case of your outside counsel, to document its services for Pershing Square in accordance with applicable professional standards (and such information shall not be disclosed or used for any other purposes) and (b) you and/or outside counsel may retain Company Information to the extent it is “backed-up” on your and/or their electronic information management and communication systems or servers in the ordinary course and is not immediately available to an end user (and such information shall not be recovered from such systems or servers except as expressly permitted above); provided, that any Company Information retained pursuant to clauses (a) and/or (b) shall be subject to the confidentiality terms of this letter agreement notwithstanding any termination or expiration of this letter agreement until such information is returned or destroyed or no longer constitutes Company Information pursuant to the terms hereof. Notwithstanding the return or erasure or deletion of Company Information, you and the Specified Pershing Square Personnel will continue to be bound by the obligations contained herein.

6. You acknowledge, and will advise the Specified Pershing Square Personnel, that the Company Information may constitute material non-public information under applicable federal and state securities laws, and you agree that neither you nor any of the Specified Pershing Square Personnel shall trade or engage in any derivative or other transaction on the basis of such information in violation of such laws.

7. You hereby represent and warrant to the Company that (i) you have all requisite company power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this letter agreement does not require approval by any owners or holders of any equity or other interest in you (except as has already been obtained).

8. Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

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9. You acknowledge and agree that the value of the Company Information to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.

10. Each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of the Court of Chancery (or, if such court declines to accept jurisdiction, any other federal or state courts of the State of Delaware) in the event any dispute arises out of this letter agreement or the transactions contemplated by this letter agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this letter agreement or the transactions contemplated by this letter agreement in any court other than the Court of Chancery (or, if such court declines to accept jurisdiction, any other federal or state courts of the State of Delaware), waives any argument that such courts are an inconvenient or improper forum and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11. This letter agreement and the Letter Agreement (including the exhibits thereto) contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral. This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

12. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

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If to the Company:

Zoetis Inc.

100 Campus Drive

Florham Park, NJ 07932

Attention: General Counsel

Email: [•]

Facsimile: [•]

With a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Andrew R. Brownstein; Igor Kirman; Sabastian V. Niles

Email: [•]

Facsimile: [•]

If to Pershing Square:

Pershing Square Capital Management, L.P.

888 Seventh Avenue, 42nd Floor

New York, New York 10019

Attention: William A. Ackman; Steve Milankov

Email: [•]

Facsimile: [•]

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Alan Sinsheimer

Email: [•]

Facsimile: [•]

13. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

14. This letter agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

15. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company. This letter agreement, however, shall be binding on successors of the parties hereto.

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16. Except as otherwise provided herein, this letter agreement shall expire eighteen (18) months from the date on which a Pershing Square Designee no longer serves as a director of the Company; except that you shall indefinitely maintain in accordance with the confidentiality obligations set forth herein any material constituting intellectual property (including patents, trade secrets, copyright and trademarks).

17. No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

18. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement and the Letter Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the Letter Agreement and the documents referred to herein and therein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement or the Letter Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this letter agreement or the Letter Agreement shall be decided without regards to events of drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.”

19. The Pershing Square Group represents and warrants to the Company that (a) Pershing Square, as the authorized signatory of the entities on behalf of which it is signing on the signature pages hereof, has the power and authority to execute this letter agreement and thereby bind such entities, and (b) this letter agreement has been duly authorized, executed and delivered by the entities that comprise the Pershing Square Group, constitutes valid and binding obligations of such entities, and is enforceable against such entities in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

[Signature Pages Follow]

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Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

ZOETIS INC.

By:	/s/ Juan Ramón Alaix
Name:	Juan Ramón Alaix
Title:	Chief Executive Officer

[Signature Page to the Confidentiality Agreement between Zoetis Inc. and Pershing Square Group]

Accepted and agreed as of the date first written above:

PS MANAGEMENT GP, LLC

By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Managing Member

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

By: PS Management GP, LLC, its General Partner

By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Managing Member

PERSHING SQUARE, L.P.
PERSHING SQUARE II, L.P.
PERSHING SQUARE INTERNATIONAL, LTD.
PERSHING SQUARE HOLDINGS, LTD.

By: PERSHING SQUARE CAPITAL MANAGEMENT, L.P.,their Investment Manager

By: PS MANAGEMENT GP, LLC, its General Partner

By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Managing Member

[Signature Page to the Confidentiality Agreement between Zoetis Inc. and Pershing Square Group]